Exhibit 99.1

SAIC Announces Fourth Quarter and Full Fiscal Year 2026 Results

~~•~~Q4 FY26 revenues of $1.75 billion; FY26 revenues of $7.26 billion
•Q4 FY26 net income of $85 million, adjusted EBITDA(1) of $181 million or 10.3% of revenue; FY26 net income of $358 million, adjusted EBITDA(1) of $708 million or 9.7% of revenue
•Q4 FY26 diluted earnings per share of $1.87, adjusted diluted earnings per share(1) of $2.62; FY26 diluted earnings per share of $7.70, adjusted diluted earnings per share(1) of $10.75
•Q4 FY26 cash flows provided by operating activities of $258 million, free cash flow(1) of $336 million; FY26 cash flows provided by operating activities of $609 million, free cash flow(1) of $577 million
•Q4 FY26 net bookings of $0.6 billion; book-to-bill ratio of 0.3; trailing twelve months book-to-bill ratio of 1.1
•Announces FY27 guidance for adjusted diluted earnings per share(1) and reiterates revenue, adjusted EBITDA(1), adjusted EBITDA margin(1), and free cash flow(1) guidance

RESTON, VA, March 16, 2026—Science Applications International Corporation (NASDAQ: SAIC), a premier Fortune 500 technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the fourth quarter and full fiscal year ended January 30, 2026.
"As previously announced on February 11, our fourth-quarter results reflected ongoing top-line challenges, balanced by strong operational execution that supports our ability to raise margin expectations moving forward," said Jim Reagan, SAIC’s Chief Executive Officer. "I am encouraged by the progress we are making and by the opportunities in front of us. Our plan is simple – we will focus on elements within our control to drive more consistent and reliable growth. With a career dedicated to operational excellence and value creation in our industry, I am honored to continue, as permanent CEO, building on SAIC’s solid foundation to deliver meaningful results to all stakeholders."
Fourth Quarter and Full Fiscal Year 2026: Summary Operating Results

	Three Months Ended			Year Ended
	January 30, 2026	Percent change	January 31, 2025	January 30, 2026	Percent change	January 31, 2025
	(dollars in millions, except per share amounts)
Revenues	$1,750	(5)%	$1,838	$7,262	(3)%	$7,479
Operating income	133	(4)%	138	521	(7)%	563
Operating income as a percentage of revenues	7.6%	10bps	7.5%	7.2%	-30bps	7.5%
Adjusted operating income(1)	179	2%	176	702	—%	705
Adjusted operating income as a percentage of revenues	10.2%	60bps	9.6%	9.7%	30bps	9.4%
Net income	85	(13)%	98	358	(1)%	362
EBITDA(1)	175	—%	175	676	(5)%	708
EBITDA as a percentage of revenues	10.0%	50bps	9.5%	9.3%	-20bps	9.5%
Adjusted EBITDA(1)	181	2%	177	708	—%	710
Adjusted EBITDA as a percentage of revenues	10.3%	70bps	9.6%	9.7%	20bps	9.5%
Diluted earnings per share	$1.87	(7)%	$2.00	$7.70	7%	$7.17
Adjusted diluted earnings per share(1)	$2.62	2%	$2.57	$10.75	18%	$9.13
Net cash provided by operating activities	$258	124%	$115	$609	23%	$494
Free cash flow(1)	$336	42%	$236	$577	16%	$499
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Fourth Quarter Summary Results
Revenues for the quarter decreased $88 million compared to the prior year quarter primarily due to ramp down in volume on existing contracts, including the impact of government shutdown, and contract completions, partially offset by new contracts and the acquisition of SilverEdge ($23 million).
Operating income as a percentage of revenues increased to 7.6% for the quarter as compared to 7.5% in the comparable prior year period primarily due to lower selling, general and administrative expenses, partially offset by timing and volume mix in our contract portfolio.
Adjusted EBITDA(1) as a percentage of revenues for the quarter was 10.3%, compared to 9.6% for the prior year quarter primarily due to lower selling, general and administrative expenses, partially offset by timing and volume mix in our contract portfolio.
Diluted earnings per share for the quarter was $1.87 compared to $2.00 in the prior year quarter. Adjusted diluted earnings per share(1) was $2.62 for the quarter compared to $2.57 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 45.4 million shares from 49.0 million shares during the prior year quarter.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Fiscal Year 2026 Summary Results
Revenues for the fiscal year decreased $217 million compared to the prior year primarily due to contract completions and ramp down in volume on existing contracts, including approximately $26 million attributable to the government shutdown, partially offset by new contracts. Revenues attributed to SilverEdge for the year ended January 30, 2026 were $27 million. Adjusting for the acquisition of SilverEdge, revenues contracted by approximately 3.3%.
Operating income as a percentage of revenues for the fiscal year decreased compared to the prior year primarily due to executive transition costs, net of recoveries, the favorable resolution of the Assault Amphibious Vehicle ("AAV") contract termination in the prior year ($13 million), costs related to the settlement of federal tax audits, and timing and volume mix in our contract portfolio, partially offset by a recovery of costs from the settlement of a patent infringement matter.
Adjusted EBITDA(1) as a percentage of revenues for the fiscal year increased compared to the prior year primarily due to a recovery of costs from the settlement of a patent infringement matter and lower other selling, general and administrative expenses, partially offset by the favorable resolution of the AAV contract termination in the prior year ($13 million), and timing and volume mix in our contract portfolio.
Diluted earnings per share for the year was $7.70 compared to $7.17 in the prior year. Adjusted diluted earnings per share(1) was $10.75 for the year compared to $9.13 in the prior year. The weighted-average diluted shares outstanding during the year decreased to 46.5 million shares from 50.5 million shares during the prior year.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Cash Generation and Capital Deployment
Total cash flows provided by operating activities for the fourth quarter were $258 million, an increase of $143 million compared to the prior year quarter, primarily due to timing of customer collections, lower cash outflows from the usage of the Master Accounts Receivable Purchase Agreement ("MARPA Facility"), and lower cash taxes paid, net of tax refunds received in the current year, partially offset by timing of vendor payments.
Total cash flows provided by operating activities for the year were $609 million, an increase of $115 million from the prior year, primarily due to timing of customer collections, lower cash outflows from the usage of the MARPA Facility, lower cash taxes paid, net of tax refunds received in the current year, and other changes in working capital, partially offset by timing of vendor payments.
During the quarter, SAIC deployed $122 million of capital, consisting primarily of $97 million of share repurchases in accordance with established repurchase plans and $17 million in cash dividends to shareholders. For the year, SAIC deployed $524 million of capital, consisting primarily of share repurchases of $422 million (approximately 4.0 million shares) in accordance with established repurchase plans and cash dividends of $70 million to shareholders.

Quarterly Dividend Declared
As previously announced, subsequent to fiscal year-end, the Company’s Board of Directors ("Board of Directors") declared a cash dividend of $0.37 per share of the Company’s common stock payable on April 24, 2026 to stockholders of record on April 10, 2026. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Backlog and Contract Awards
Net bookings for the quarter were approximately $0.6 billion, which reflects a book-to-bill ratio of approximately 0.3. Net bookings for the year were approximately $7.8 billion, which reflects a book-to-bill ratio of approximately 1.1.
SAIC’s estimated backlog at the end of fiscal 2026 was approximately $22.6 billion of which $3.6 billion was funded.
SAIC was awarded the following notable contracts during the quarter:
Notable Space and Intelligence Community Awards:
U.S. Space and Intelligence Community: During the quarter, SAIC was awarded approximately $629 million of contract awards by space and intelligence organizations. These awards represent a combination of new business, modifications, and recompetes.
Notable New Awards:
U.S. Government Accountability Office ("GAO"): SAIC was awarded a new $95 million contract by the GAO to provide comprehensive, full-scale IT solutions for the Technical Information Services (TIS) program. Under this five-year (one-year base, plus four, one-year option periods) contract, the Company will deliver end-to-end IT solutions designed to support the GAO mission of a revamped and more efficient IT environment.
Notable Awards Subsequent to Period End (not included in current quarter bookings):
U.S. Space and Intelligence Community: Subsequent to the end of the quarter, SAIC was awarded a seven-year recompete contract of approximately $330 million with a Space and Intelligence Community customer. Under this contract, SAIC will provide systems engineering and technical assistance to its customer.
Federal Civilian Community: Subsequent to the end of the quarter, SAIC was awarded a five-year (one-year base, plus four, one-year option periods) recompete contract of approximately $200 million with an agency in its Civilian business group. Under this contract, SAIC will provide technology enhancement, modernization, and refresh of customer systems.
Fiscal Year 2027 Guidance
The Company's outlook for fiscal year 2027 is being provided, announcing guidance for adjusted diluted EPS(1) and reiterating the previously announced guidance for revenue, adjusted EBITDA(1), adjusted EBITDA margin(1), and free cash flow(1). The table below summarizes fiscal year 2027 guidance and represents our views as of March 16, 2026.

CURRENT Fiscal Year
2027 Guidance
Revenue	$7.0B - $7.2B
Organic Growth	(4%) - (2%)
Adjusted EBITDA(1)	$705M - $715M
Adjusted EBITDA Margin %(1)	9.9% - 10.1%
Adjusted Diluted EPS(1)	$9.50 - $9.70
Free Cash Flow(1)	>$600M
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10 a.m. Eastern time on March 16, 2026. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in”

access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500 mission integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
We are approximately 23,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.3 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Media Contact
Darryn James
Director, Media and Brand Reputation
publicrelations@saic.com
Investor Relations Contact
Jon Raviv
Vice President, Investor Relations
investorrelations@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
	January 30, 2026	January 31, 2025	January 30, 2026	January 31, 2025
	(in millions, except per share amounts)
Revenues	$1,750	$1,838	$7,262	$7,479
Cost of revenues	1,529	1,606	6,390	6,587
Selling, general and administrative expenses	85	94	350	339
Other operating (income) expense	3	—	1	(10)
Operating income	133	138	521	563
Interest expense, net	34	29	128	126
Other (income) expense, net	—	2	6	9
Income before income taxes	99	107	387	428
Provision for income taxes	(14)	(9)	(29)	(66)
Net income	$85	$98	$358	$362

Weighted-average number of shares outstanding:
Basic	45.0	48.6	46.3	50.1
Diluted	45.4	49.0	46.5	50.5
Earnings per share:
Basic	$1.89	$2.02	$7.73	$7.23
Diluted	$1.87	$2.00	$7.70	$7.17

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	January 30, 2026	January 31, 2025
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$182	$56
Receivables, net	853	1,000
Prepaid expenses	122	78
Other current assets	22	20
Total current assets	1,179	1,154
Goodwill	2,944	2,851
Intangible assets, net	761	779
Property, plant, and equipment, net	110	104
Operating lease right of use assets	193	164
Other assets	167	194
Total assets	$5,354	$5,246

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$500	$631
Accrued payroll and other employee benefits	201	219
Accrued vacation	115	120
Other accrued liabilities	147	113
Debt, current portion	19	313
Total current liabilities	982	1,396
Debt, net of current portion	2,468	1,907
Operating lease liabilities	198	173
Deferred income taxes	104	24
Other long-term liabilities	102	169
Equity:
Total stockholders' equity	1,500	1,577
Total liabilities and stockholders' equity	$5,354	$5,246

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Year Ended
	January 30, 2026	January 31, 2025	January 30, 2026	January 31, 2025
	(in millions)
Cash flows from operating activities:
Net income	$85	$98	$358	$362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40	36	149	140
Deferred income taxes	(20)	12	81	(3)
Stock-based compensation expense	13	15	64	53
Other	5	2	1	(7)
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisitions and divestitures:
Receivables	192	22	161	(86)
Prepaid expenses and other current assets	24	(7)	(44)	24
Accounts payable and other accrued liabilities	(79)	(71)	(101)	48
Accrued payroll and employee benefits	8	28	(28)	(31)
Operating lease assets and liabilities, net	3	1	(2)	(6)
Other assets and other long-term liabilities, net	(13)	(21)	(30)	—
Net cash provided by operating activities	258	115	609	494
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	—	—	(203)	—
Expenditures for property, plant, and equipment	(8)	(15)	(32)	(36)
Contributions to investments	(1)	(4)	(11)	(7)
Purchases of marketable securities	(4)	(3)	(9)	(14)
Sales of marketable securities	2	2	7	12
Proceeds from sale of equity method investments	—	—	—	10
Net cash used in investing activities	(11)	(20)	(248)	(35)
Cash flows from financing activities:
Proceeds from borrowings	—	385	2,745	1,499
Principal payments on borrowings	(1)	(325)	(2,474)	(1,381)
Stock repurchased and retired or withheld for taxes on equity awards	(98)	(133)	(445)	(558)
Dividend payments to stockholders	(17)	(18)	(70)	(75)
Issuances of stock	6	6	22	20
Debt issuance costs	—	—	(9)	—
Other	—	—	(4)	(3)
Net cash used in financing activities	(110)	(85)	(235)	(498)
Net increase (decrease) in cash, cash equivalents and restricted cash	137	10	126	(39)
Cash, cash equivalents and restricted cash at beginning of period	53	54	64	103
Cash, cash equivalents and restricted cash at end of period	$190	$64	$190	$64

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
SEGMENT OPERATING RESULTS
(Unaudited)

	Three Months Ended		Year Ended
	January 30, 2026	January 31, 2025	January 30, 2026	January 31, 2025
	(dollars in millions)
Revenues
Defense and Intelligence	$1,335	$1,360	$5,581	$5,726
Civilian	415	478	1,681	1,753
Total revenues	$1,750	$1,838	$7,262	$7,479

Adjusted operating income (loss)
Defense and Intelligence	$121	$113	$478	$509
Civilian	60	75	228	216
Corporate	(2)	(12)	(4)	(20)
Total adjusted operating income	$179	$176	$702	$705

Adjusted operating margin
Defense and Intelligence	9.1%	8.3%	8.6%	8.9%
Civilian	14.5%	15.7%	13.6%	12.3%
Total adjusted operating margin	10.2%	9.6%	9.7%	9.4%
Defense and Intelligence Results
Revenues in the fourth quarter decreased $25 million or 2% compared to the same period in the prior year primarily due to ramp down in volume on existing contracts and contract completions, partially offset by new contracts and the acquisition of SilverEdge ($23 million).
Revenues in the fiscal year decreased $145 million or 3% compared to the prior year primarily due to contract completions and ramp down in volume on existing contracts, partially offset by new contracts. Revenues attributed to SilverEdge for the year ended January 30, 2026 were $27 million.
Adjusted operating income as a percentage of revenues in the fourth quarter increased compared to the same period in the prior year primarily due to timing and volume mix in the contract portfolio.
Adjusted operating income as a percentage of revenues in the fiscal year decreased from the prior year primarily due to contract completions and ramp down in volume on existing contracts and the favorable resolution of the AAV contract termination in the prior year ($13 million), partially offset by new contracts.
Civilian Results
Revenues in the fourth quarter decreased $63 million or 13% compared to the same period in the prior year primarily due to ramp down in volume on existing contracts and contract completions, partially offset by new contracts.
Revenues in the fiscal year decreased $72 million or 4% compared to the prior year primarily due to ramp down in volume on existing contracts and contract completions, partially offset by new contracts.
Adjusted operating income as a percentage of revenues in the fourth quarter decreased compared to the same period in the prior year primarily due to timing and volume mix in the contract portfolio.

Adjusted operating income as a percentage of revenues in the fiscal year increased compared to the prior year primarily due to improved profitability across the contract portfolio.
Corporate Results
Adjusted operating loss in the fourth quarter decreased $10 million compared to the same period in the prior year primarily due to lower selling, general and administrative expenses.
Adjusted operating loss in the fiscal year decreased $16 million compared to the prior year primarily due to recovery of costs from the settlement of a patent infringement matter and lower other selling, general and administrative expenses.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	January 30, 2026			January 31, 2025
	Defense and Intelligence	Civilian	Total SAIC	Defense and Intelligence	Civilian	Total SAIC
	(in millions)
Funded backlog	$2,511	$1,061	$3,572	$2,599	$845	$3,444
Negotiated unfunded backlog	15,869	3,181	19,050	15,341	3,072	18,413
Total backlog	$18,380	$4,242	$22,622	$17,940	$3,917	$21,857
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 6:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the consolidated non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.
Adjusted Operating Income

	Three Months Ended		Year Ended
	January 30, 2026	January 31, 2025	January 30, 2026	January 31, 2025
	(dollars in millions)
Revenues	$1,750	$1,838	$7,262	$7,479
Operating income	$133	$138	$521	$563
Operating income as a percentage of revenues	7.6%	7.5%	7.2%	7.5%
Depreciation of property, plant, and equipment	8	8	30	25
Amortization of intangible assets	32	28	119	115
Acquisition, integration, restructuring and impairment costs	11	4	16	6
Depreciation included in restructuring and impairment costs	(1)	(1)	(1)	(1)
Recovery of acquisition, integration, restructuring and impairment costs	(4)	(1)	(6)	(3)
Executive transition costs, net of recoveries	—	—	16	—
Costs related to the settlement of federal tax audits	—	—	7	—
Adjusted operating income(1)	$179	$176	$702	$705
Adjusted operating income as a percentage of revenues	10.2%	9.6%	9.7%	9.4%
Adjusted operating income is a performance measure that primarily excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted operating income is calculated by taking operating income and excluding depreciation and amortization, acquisition, integration, restructuring, and impairment costs, and any other material non-recurring costs. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, reorganizations, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Depreciation of property, plant, and equipment relates to property, plant, and equipment specifically identifiable for each segment and Corporate. Adjusted operating income also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, and therefore consider acquisitions to be a non-recurring activity, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. Executive transition costs, net of recoveries, represent costs associated with the departure of our CEO and other executives in the third quarter of the fiscal year 2026, net of the portion recovered through our indirect rates in accordance with Cost Accounting Standards. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. We believe that adjusted operating income provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding our long-term financial performance.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
EBITDA and Adjusted EBITDA

	Three Months Ended		Year Ended
	January 30, 2026	January 31, 2025	January 30, 2026	January 31, 2025
	(dollars in millions)
Revenues	$1,750	$1,838	$7,262	$7,479
Net income	$85	$98	$358	$362
Interest expense, net and loss on sale of receivables	36	32	140	140
Provision for income taxes	14	9	29	66
Depreciation and amortization	40	36	149	140
EBITDA(1)	175	175	676	708
EBITDA as a percentage of revenues	10.0%	9.5%	9.3%	9.5%
Acquisition, integration, restructuring and impairment costs	11	4	16	6
Depreciation included in restructuring and impairment costs	(1)	(1)	(1)	(1)
Recovery of acquisition, integration, restructuring and impairment costs	(4)	(1)	(6)	(3)
Executive transition costs, net of recoveries	—	—	16	—
Costs related to the settlement of federal tax audits	—	—	7	—
Adjusted EBITDA(1)	$181	$177	$708	$710
Adjusted EBITDA as a percentage of revenues	10.3%	9.6%	9.7%	9.5%
The performance measure EBITDA is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted EBITDA is calculated by taking EBITDA and excluding acquisition, integration, restructuring and impairment costs, and any other material non-recurring costs. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, reorganizations, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Executive transition costs, net of recoveries, represent costs associated with the departure of our CEO and other executives in the third quarter of the fiscal year 2026, net of the portion recovered through our indirect rates in accordance with Cost Accounting Standards. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. We believe that EBITDA and adjusted EBITDA provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of our Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Diluted Earnings Per Share

	Three Months Ended January 30, 2026
	As Reported	Amortization of intangible assets	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Non-GAAP results(1)
	(in millions, except per share amounts)
Income before income taxes	$99	$32	$11	$(4)	$138
Income tax expense	(14)	(5)	(1)	1	(19)
Net income	$85	$27	$10	$(3)	$119

Diluted EPS	$1.87	$0.60	$0.22	$(0.07)	$2.62

	Three Months Ended January 31, 2025
	As Reported	Amortization of intangible assets	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Non-GAAP results(1)
	(in millions, except per share amounts)
Income before income taxes	$107	$28	$4	$(1)	$138
Income tax expense	(9)	(2)	(1)	—	(12)
Net Income	$98	$26	$3	$(1)	$126

Diluted EPS	$2.00	$0.53	$0.06	$(0.02)	$2.57
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. Adjusted diluted earnings per share is calculated by taking diluted earnings per share and excluding amortization of intangible assets, acquisition, integration, restructuring, and impairment costs, and any other material non-recurring costs. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, reorganizations, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that adjusted diluted earnings per share provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Diluted Earnings Per Share

	Year Ended January 30, 2026
	As Reported	Amortization of intangible assets	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Executive transition costs, net of recoveries	Costs related to the settlement of federal tax audits	Non-GAAP results(1)
	(in millions, except per share amounts)
Income before income taxes	$387	$119	$16	$(6)	$16	$7	$539
Income tax expense	(29)	(10)	(1)	1	—	—	(39)
Net income	$358	$109	$15	$(5)	$16	$7	$500

Diluted EPS	$7.70	$2.34	$0.33	$(0.11)	$0.34	$0.15	$10.75

	Year Ended January 31, 2025
	As Reported	Amortization of intangible assets	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Non-GAAP results(1)
	(in millions, except per share amounts)
Income before income taxes	$428	$115	$6	$(3)	$546
Income tax expense	(66)	(18)	(1)	—	(85)
Net Income	$362	$97	$5	$(3)	$461

Diluted EPS	$7.17	$1.92	$0.10	$(0.06)	$9.13
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. Adjusted diluted earnings per share is calculated by taking diluted earnings per share and excluding amortization of intangible assets, acquisition, integration, restructuring, and impairment costs, and any other material non-recurring costs. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, reorganizations, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. Executive transition costs, net of recoveries, represent costs associated with the departure of our CEO and other executives in the third quarter of the fiscal year 2026, net of the portion recovered through our indirect rates in accordance with Cost Accounting Standards. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. We believe that adjusted diluted earnings per share provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Year Ended
	January 30, 2026	January 31, 2025	January 30, 2026	January 31, 2025
	(in millions)
Net cash provided by operating activities	$258	$115	$609	$494
Expenditures for property, plant, and equipment	(8)	(15)	(32)	(36)
Cash used from (provided by) MARPA Facility	86	136	—	41
Free cash flow(1)	$336	$236	$577	$499

FY27 Guidance
(in millions)
Net cash provided by operating activities	>$635M
Expenditures for property, plant, and equipment	Approximately $35M
Free cash flow(1)	>$600M

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.
(1)Non-GAAP measure, see above for definition.